UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 11,2006
JOHN B. SANFILIPPO & SON, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19681	36-2419677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2299 Busse Road, Elk Grove Village, Illinois 60007
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (847) 593-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
On May 11, 2006, John B. Sanfilippo & Son, Inc. (the “Company”) and Prologis entered into an Agreement of Purchase and Sale (the “Agreement”) in furtherance of the Company’s facility consolidation project. The Agreement provides that the Company will sell to Prologis its facilities located at 1851 Arthur Avenue in Elk Grove Village, Illinois and 3001 Malmo Drive in Arlington Heights, Illinois, for a combined $7.8 million. Prologis has begun due diligence in connection with this acquisition as provided in the Agreement. The closing of the sale of the Company’s facilities under the Agreement is subject to customary closing conditions. In addition, the closing of the sale of these properties is subject to the completion of the sale to Prologis by a related-party partnership of the facility currently leased by the Company at 2299 Busse Road in Elk Grove Village, Illinois. This related-party partnership has separately entered into an agreement to sell to Prologis another facility leased by the Company which is located at 1717 Arthur Avenue, Elk Grove Village, Illinois. In each case, Prologis will then lease the facilities to the Company under leases expected to be entered into in connection with the closing of these acquisitions. The Company expects to lease these facilities until such time as the Company is able to transfer production from these facilities to its new facility in Elgin, Illinois. The Company anticipates that all Chicago area operations will be transferred to the Elgin site by December 2008, at which time all leases with Prologis will be completed.
A copy of the Agreement is included as an exhibit to this Current Report on Form 8-K.
Item 9.01 — Financial Statements and Exhibits
(c) Exhibits
The exhibits furnished herewith are listed in the Exhibit Index, which follows the signature page of this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC.
May 17, 2006	By:	/s/ Michael J. Valentine
Michael J. Valentine
Executive Vice President Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Agreement of Purchase and Sale between the Company and Prologis